Exhibit 1.2

Execution Version

AMENDMENT NO. 1

TO

CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT

March 18, 2022

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10022

Oppenheimer & Co. Inc.

85 Broad Street, 23rd Floor

New York, NY 10004

Ladies and Gentlemen:

Asensus Surgical, Inc. (the “Company”), Cantor Fitzgerald & Co. (“Cantor”), Robert W. Baird & Co. Incorporated (“Baird”) and Oppenheimer & Co. Inc. (“Oppenheimer”, each of Cantor, Baird and Oppenheimer individually an “Agent” and collectively, the “Agents”) are parties to that certain Controlled Equity OfferingSM Sales Agreement dated May 19, 2021 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties hereto, intending to be legally bound, hereby amend the Original Agreement as follows:

1.    The definitions of “Agent” and “Agents” in the Original Agreement are hereby amended to remove Robert W. Baird & Co. Incorporated.

2.    With respect to issuances of Placement Shares that occur on or after the date hereof, reference to the “Registration Statement” in the Original Agreement shall refer to the shelf registration statement on Form S-3, originally filed with the Securities and Exchange Commission on March 18, 2022, and any post-effective amendment thereto, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act Regulations or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act Regulations, (as the same may be amended from time to time, “New Registration Statement”).

3.    All references to “May 19, 2021” set forth in Schedule 1 of the Original Agreement are revised to read “May 19, 2021 (as amended by Amendment No. 1 to Controlled Equity OfferingSM Sales Agreement, dated March 18, 2022)”.

4.    Section 6(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(a)         Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the applicable conditions set forth in Form S-3 (including General Instructions I.A and I.B) under the Securities Act. The Registration Statement has been or will be filed with the Commission and will be declared effective by the Commission under the Securities Act prior to the issuance of any Placement Notices by the Company. The Prospectus Supplement names the Agents as the agents in the section entitled “Plan of Distribution.” The Company has not received, and has no notice of, any order of the Commission preventing or suspending the use of the Registration Statement, or threatening or instituting proceedings for that purpose. The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement have been so described or filed. Copies of the Registration Statement, the Prospectus, and any amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to Agents and their counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Placement Shares, will not distribute any offering material in connection with the offering or sale of the Placement Shares other than the Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below) to which the Agents have consented. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed on the Exchange under the trading symbol “ASXC.” The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Exchange.

5.    Section 6(f) of the Original Agreement is hereby deleted in its entirety replaced with “Reserved.”.

6.    Section 6(w) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(w)         Market Capitalization. At the time the Registration Statement was or will be originally declared effective, and at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, the Company met or will meet the then applicable requirements for the use of Form S-3 under the Securities Act, including, but not limited to, General Instruction I.B.1 of Form S-3. The Company satisfies the pre-1992 eligibility requirements for the use of a registration statement on Form S-3 in connection with this offering (the pre-1992 eligibility requirements for the use of the registration statement on Form S-3 include (i) having a non-affiliate, public common equity float of at least $150 million or a non-affiliate, public common equity float of at least $100 million and annual trading volume of at least three million shares and (ii) having been subject to the Exchange Act reporting requirements for a period of 36 months). The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.

7.    Section 13 of the Original Agreement is deleted in its entirety and replaced with the following:

“Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to the Agents, shall be delivered to:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10002

Attention: Capital Markets

Facsimile: (212) 307-3730

and:

Oppenheimer & Co. Inc.

85 Broad Street

New York, NY 10004

Attention: Equity Syndicate

Facsimile: (212) 667-5506

with a copy to:

Oppenheimer & Co. Inc.

85 Broad Street

New York, NY 10004

Attention: Office of the General Counsel

Facsimile: (212) 668-5771

and:

Cantor Fitzgerald & Co.

499 Park Avenue

New York, NY 10002

Attention: General Counsel

Facsimile: (212) 829-4708

with a copy to:

Duane Morris LLP
1540 Broadway
New York, NY 10036
Attention: James T. Seery
Telephone: (973) 424-2088
Email: jtseery@duanemorris.com

and if to the Company, shall be delivered to:

Asensus Surgical, Inc.

1 TW Alexander Drive, Suite 160
Durham, NC 27703
Attention:         Shameze Rampertab

Telephone:         (647) 283-3630

with copies to:

Asensus Surgical, Inc.

1 TW Alexander Drive, Suite 160
Durham, NC 27703
Attention:         Joshua Weingard

Telephone:         (305) 778-1031

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attention:         Mary Mullany, Esq.

Facsimile:         (215) 864-8999

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 13 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

8.    Schedule 3 of the Original Agreement is deleted in its entirety and replaced with the following:

Notice Parties

The Company

Shameze Rampertab

With copies to:

Joshua Weingard

Cantor

Sameer Vasudev (svasudev@cantor.com)

With copies to:

CFControlledEquityOffering@cantor.com

Oppenheimer

Lin Yu, Ph.D. (lin.yu@opco.com)

Jack Terranova (jack.terranova@opco.com)

Peter Volgelsang (peter.vogelsang@opco.com)

9.    The Company will pay reasonable and documented out-of-pocket fees and disbursements of counsel to the Agents up to $25,000 in the aggregate incurred in connection with this Amendment No. 1 and other related documents.

10.    Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

11.    Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

12.    Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

13.    Waiver of Jury Trial. The Company and the Agents each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

14.    Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by electronic or facsimile transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and each Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and each Agent.

Very truly yours,

ASENSUS SURGICAL, INC.

By:	/s/ Shameze Rampertab
Name:	Shameze Rampertab
Title:	Chief Financial Officer

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Senior Managing Director

OPPENHEIMER & CO. INC.

By:	/s/ Lin Yu
Name:	Lin Yu, Ph.D.
Title:	Managing Director

[Signature page to Amendment No. 1 to Controlled Equity OfferingSM Sales Agreement]